Exhibit 10.31

April 12, 2002

James G. Rowley
20 Yukon Street
San Francisco, CA 94114

Dear James:

        This letter will confirm the terms and conditions of your employment as QRS' Senior Vice President and Chief Technology Officer, based out of Richmond, California.

ANNUAL COMPENSATION

        Our agreement regarding compensation is as follows:

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  Your annual base compensation will be $250,000 (before applicable withholding taxes and other deductions). QRS employees are paid semi-monthly (i.e., on the fifteenth and last working day of each month).

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  In addition, you will receive annual incentive compensation of up to 50% of base compensation for fiscal year 2002 that will be administered by me and reviewed by the Compensation Committee of the Board of Directors. Your annual incentive compensation shall be based upon the Company's and your performance during the fiscal year as determined by the Compensation Committee of the Board of Directors. For fiscal year 2002, your annual incentive compensation is guaranteed to be not less than $62,500 (before applicable withholding taxes and other deductions). The sum of your base compensation plus your annual incentive compensation shall be your total target compensation.

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  You will also receive a one-time, sign-on payment of $80,000 (before applicable withholding taxes and other deductions) to be paid within your first thirty (30) days of employment. If you voluntarily terminate your employment with the Company within one (1) year of your start date, you agree to repay this amount in full to the Company within thirty (30) days of your termination date.

        Your total target compensation, including incentives, will be reviewed annually (unless there is a change in objectives, responsibilities, etc., in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to your responsibilities and provide appropriate incentives and support to the agreed objectives.

LONG-TERM INCENTIVES

        It will be recommended that you receive the grant of a stock option in accordance with the Company's 1993 Stock Option/Stock Issuance Plan in the amount of 100,000 shares. This recommendation will be presented to the Compensation Committee of the Board of Directors for its approval at its first meeting after your start date.

        The grant date for your stock option grant set forth above shall be the date the Board approves the grant, and the option price will be established by the closing price of the stock on that date.

        The options set forth above will vest over a four-year period with 25% vesting beginning on the anniversary of the grant date and the remainder vesting in equal monthly increments thereafter. If your employment terminates for any reason, the options that have vested as of your termination date shall remain exercisable for twelve (12) months after the termination of your service with the Company, provided that no option may be exercised after the specified expiration date of the option term.

COMMENCEMENT DATE

        It is anticipated that you will begin working for QRS no later than May 13, 2002.

BENEFITS

        QRS offers a comprehensive benefits package including health, dental, vision, life, accidental death and dismemberment (AD&D) insurances, and a 401(k) plan. As a Senior Vice President and Officer, you are provided with additional benefits as follows:

        Disability Insurance—The Company shall purchase and maintain in effect disability insurance sufficient to provide you with an income equal to 66 2/3% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

        Liability Insurance—The Company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaws (and, upon reasonable request by you, in a written agreement), a full indemnification for you as a QRS officer, to the maximum extent permissible under Delaware law.

        Life Insurance—The Company shall purchase and maintain in effect group term life insurance for you with a death benefit of equal to 2 times your base salary with beneficiary to be designated by yourself. At your option, you may choose to purchase additional life insurance through the supplemental term life plan.

        PTO—You will be entitled to 10 holidays per calendar year and 20 PTO (Personal Time Off) days per year. A prorated portion of PTO is accrued each pay period. PTO may be used for vacation, illness or other purposes at your discretion.

TERMINATION AND SEVERANCE

        In the event the company terminates your employment without cause, you will become entitled to six (6) months of severance pay equal in the aggregate to your total annual target compensation and benefits at the level in effect at the time of your termination. In addition, you shall be entitled to receive at the time of your termination the pro-rata amount (based upon the length of your employment during the fiscal year) of your annual incentive compensation calculated at 100% of your target incentive. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding and other taxes.

        For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance and which provides a reasonable period for you to cure those deficiencies, (4) any willful misconduct on your part having a material detrimental effect on the Company, or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with written notice of the unauthorized activity and a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS

        A.    Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 35 miles, then you will be entitled to six (6) months of severance pay equal in the aggregate to your targeted total annual target compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. In addition, you shall be entitled to receive at the time of your termination the pro-rata amount (based upon the length of your employment during the fiscal year) of your annual incentive compensation calculated at 100% of your target incentive. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

        B.    Except to the extent otherwise provided in paragraph C below, should a Corporate Transaction or Change in Control occur during your period of employment with the Company, then (i) all of your outstanding options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program, and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares; and (ii) all of your unvested shares of QRS stock will immediately vest at the time of such Corporate Transaction or Change in Control.

        C.    However, the following limitation will be in effect for (i) all of your unvested shares of QRS stock and (ii) any unvested options which are to be assumed by the successor entity (or parent company) or otherwise continued in effect or which are to be replaced with a cash incentive program which preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price):

    The accelerated vesting of those unvested shares and options will be limited to the extent and only to the extent necessary to assure that the parachute payment attributable to the accelerated vesting of those shares and options would not constitute an excess parachute payment under Internal Revenue Code Section 280G(b).

    To the extent one of more of your options or unvested shares do not vest on an accelerated basis upon a Corporate Transaction or Change in Control by reason of such limitation, those options will continue to become exercisable in accordance with the original exercise schedule indicated in the respective grant notices for those options, and those unvested shares will continue to vest in accordance with the original vesting schedule set forth in the applicable Restricted Stock Agreements. However, should either (i) your employment be terminated without cause or (ii) you resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 35 miles, at the time of such Corporate Transaction or Change in Control or within twenty four (24) months thereafter, then each of your outstanding options, to the extent not otherwise fully exercisable at that time, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. In addition, all of your unvested shares will immediately vest upon such a termination of employment or resignation.

        D.    Any of your options which are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continue in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share, provided the aggregate option prices payable shall remain the same.

EMPLOYMENT AT WILL

        Your employment in the position of Senior Vice President and Chief Technology Officer is and will remain at all times an Employment At Will. This means that your position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without good cause and with or without notice. This letter supersedes and replaces all prior representations, offers, understandings, and agreements between the Company and you regarding the terms and conditions of your at will employment with the Company. Neither subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both of us and copied to the Chairman of the Compensation Committee.

        James, I feel that QRS is putting together an excellent team and I am convinced you have the background, skills and leadership abilities to assist QRS in achieving its business objectives. I feel you will be an outstanding addition to our team. I look forward to working with you.

Sincerely,

/s/ ELIZABETH A. FETTER

Elizabeth A. Fetter
President, Chief Executive Officer and Director

        I accept the terms and conditions above and understand and agree that it supersedes any other representations, offers, understandings, and agreements, written or oral, I may have with QRS with respect to employment or compensation by QRS whether including salary, incentive, options, termination, and severance.

/s/ JAMES G. ROWLEY James G. Rowley	April 13, 2002 Date